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Exhibit 23.3

[Anderson Associates, LLP Letterhead]
Consent of Independent Accountants

        We consent to the incorporation by reference in the registration statement of American Bank Holdings on Form S-4 of our report dated February 8, 2002, on our audits of the consolidated financial statements of American Bank as of December 31, 2001, which report is included in the 2001 Annual Report on Form 10-KSB of American Bank, which is incorporated by reference herein. We also consent to the reference to us under the heading "Experts" in such registration statement.

January 7, 2003	/s/ Anderson Associates LLP

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[Anderson Associates, LLP Letterhead] Consent of Independent Accountants